Exhibit 10.4

[AMENDED AS OF DECEMBER 31, 2008 TO COMPLY WITH SECTION 409A OF THE INTERNAL REVENUE CODE OF 1986]

MANAGEMENT CONTINUITY AGREEMENT

This Agreement (“Agreement”), dated as of December 31, 2008 is between Citizens Bank and Trust Company, a Virginia corporation (the “Company”) and _______________ (“Executive”) and provides as follows:

1.	Purpose

The Company recognizes that the possibility of a Change in Control exists, and the uncertainty and questions that it may raise among management may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders. Accordingly, the Company and the Executive previously entered into a Management Continuity Agreement dated ____________ (the “Prior Agreement”). The purpose of the Prior Agreement, as well as this Agreement, is to encourage the Executive to continue employment after a Change in Control by providing reasonable employment security to the Executive and to recognize the prior service of the Executive in the event of a termination of employment under certain circumstances after a Change in Control.

This Agreement is being entered into to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and applicable guidance issued thereunder (“Code Section 409A”) and to update and replace the Prior Agreement.

2.	Term of the Agreement

This Agreement is effective December 31, 2008, and will expire on December 31, 2009; provided that on December 31, 2009 and each December 31st thereafter (each such December 31st is referred to as the “Renewal Date”), this Agreement will be automatically extended for an additional calendar year so as to terminate two years from such Renewal Date. This Agreement will not, however, be extended if the Company gives written notice of such non-renewal to the Executive no later than September 30 before the Renewal Date (the original and any extended term of this Agreement is referred to as the “Change in Control Period”).

3.	Employment after a Change in Control

If a Change in Control of the Company (as defined in Section 12) occurs during the Change in Control Period and the Executive is employed by the Company on the Change in Control Date (as defined in Section 12), the Company will continue to employ the Executive in accordance with the terms and conditions of this Agreement for the period beginning on the Change in Control Date and ending on the third anniversary of such date (the “Employment Period”).

4.	Terms of Employment

(a)         Position and Duties. During the Employment Period, (i) the Executive’s position, authority, duties and responsibilities will be at least commensurate in all material respects with his training and experience and (ii) the Executive’s services will be performed at the location where the Executive was employed immediately preceding the Change in Control Date or any office that is less than 60 miles from such location.

(b)	Compensation.

(i)          Base Salary. During the Employment Period, the Executive will receive an annual base salary (the “Annual Base Salary”) at least equal to the highest base salary paid or payable to the Executive by the Company and its affiliated companies for the twelve-month period immediately preceding the Change of Control Date. Such Annual Base Salary shall be payable in accordance with the Company’s payroll practices as adopted for other employees but in no event less frequently than monthly. During the Employment Period, the Annual Base Salary will be reviewed at least annually and will be increased at any time and from time to time as will be substantially consistent with increases in base salary generally awarded in the ordinary course of business to other peer executives of the Company and its affiliated companies. Any increase in the Annual Base Salary will not serve to limit or reduce any other obligation to the Executive under this Agreement. The Annual Base Salary will not be reduced after any such increase, and the term Annual Base Salary as used in this Agreement will refer to the Annual Base Salary as so increased. The term “affiliated companies” includes any company controlled by, controlling or under common control with the Company.

(ii)         Annual Bonus. In addition to the Annual Base Salary, the Executive will be awarded for each year ending during the Employment Period an annual bonus (the “Annual Bonus”) in cash at least equal to the highest annual bonus paid or payable, including by reason of any deferral, for the two years immediately preceding the year in which the Change in Control Date occurs. In no event shall any bonus payments due hereunder be payable to the Executive later than two and one-half (2 ½) months after the end of the calendar year in which the Executive is first vested in such bonus payments for purposes of Code Section 409A.

(iii)        Incentive, Savings and Retirement Plans. During the Employment Period, the Executive will be entitled to participate in all incentive (including stock incentive), savings and retirement, insurance plans, policies and programs applicable generally to other peer executives of the Company and its affiliated companies pursuant to the terms of such plans, policies and programs, but in no event will such plans, policies and programs provide the Executive with incentive opportunities, savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than those provided by the Company and its affiliated companies for the Executive under such plans, policies and programs as in effect at any time during the six months immediately preceding the Change in Control Date.

(iv)        Welfare Benefit Plans, During the Employment Period, the Executive and/or the Executive’s family, as the case may be, will be eligible for participation in and will receive all benefits under welfare benefit plans, policies and programs provided by the Company and its affiliated companies pursuant to the terms of such plans, policies and programs to the extent applicable generally to other peer executives of the Company and its affiliated companies, but in no event will such plans, policies and programs provide the Executive with benefits that are less favorable, in the aggregate, than the most favorable of such plans, policies and programs in effect at any time during the six months immediately preceding the Change in Control Date.

(v)         Fringe Benefits. During the Employment Period, the Executive will be entitled to fringe benefits in accordance with the most favorable plans, policies and programs of the Company and its affiliated companies pursuant to the terms of such plans, policies and programs in effect for the Executive at any time during the six months immediately preceding the Change in Control Date or, if more favorable to the Executive, as in effect generally from time to time after the Change in Control Date with respect to other peer executives of the Company and its affiliated companies.

(vi) Vacation. During the Employment Period, the Executive will be entitled to paid vacation in accordance with the most favorable plans, policies and programs of the Company and its affiliated companies pursuant to the terms of such plans, policies and programs in effect for the Executive at any time during the six months immediately preceding the Change in Control Date or, if more favorable to the Executive, as in effect generally from time to time after the Change in Control Date with respect to other peer executives of the Company and its affiliated companies.

5.	Termination of Employment Following Change in Control

(a)         Death or Disability. The Executive’s employment will terminate automatically upon the Executive’s death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period, it may terminate the Executive’s employment. For purposes of this Agreement, “Disability” means the Executive’s inability to perform his duties with the Company on a full time basis for 180 consecutive days or a total of at least 240 days in any twelve month period as a result of the Executive’s incapacity due to physical or mental illness (as determined by an independent physician selected by the Board).

(b)         Cause. The Company may terminate the Executive’s employment during the Employment Period for Cause. For purposes of this Agreement, “Cause” means (i) gross incompetence, gross negligence, willful misconduct in office or breach of a material fiduciary duty owed to the Company or any affiliated company; (ii) conviction of a felony or a crime of moral turpitude (or a plea of nolo contendere thereto) or commission of an act of embezzlement or fraud against the Company or any affiliated company; (iii) any material breach by the Executive of a material term of this Agreement, including, without limitation, material failure to perform a substantial portion of his duties and responsibilities hereunder; or (iv) deliberate dishonesty of the Executive with respect to the Company or any affiliated company.

(c)         Good Reason; Window Period. The Executive’s employment may be terminated (i) during the Employment Period by the Executive for Good Reason or (ii) during the Window Period by the Executive without any reason. For purposes of this Agreement, the “Window Period” means the 90-day period beginning on the one-year anniversary of the Change in Control Date. For purposes of this Agreement, “Good Reason” means:

(i)          a material adverse change in the Executive’s overall working environment;

(ii)         a failure by the Company to comply with any of the provisions of Section 4(b);

(iii)        the Company’s requiring the Executive to be based at any office or location other than that described in Section 4(a)(ii);

(iv)        the failure by the Company to comply with and satisfy Section 7(b);

(v)         the Executive is directed by the Board of Directors or an officer of the Company or any affiliated company to engage in conduct that is unethical, illegal or contrary to the Company’s good business practices; or

(vi)        the Company fails to honor any term or provision of this Agreement;

Any good faith determination of Good Reason made by the Executive shall be conclusive.

(d)         Notice of Termination. Any termination during the Employment Period by the Company or by the Executive for Good Reason or during the Window Period shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(e)         Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive during the Window Period or for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the date specified in the Notice of Termination (which shall not be less than 30 nor more than 60 days from the date such Notice of Termination is given), and (iii) if the Executive’s employment is terminated for Disability, 30 days after Notice of Termination is given, provided that the Executive shall not have returned to the full-time performance of his duties during such 30-day period.

6.	Compensation Upon Termination

(a)         Termination Without Cause or for Good Reason or During Window Period. The Executive will be entitled to the following benefits if, during the Employment Period, the Company terminates his employment without Cause or the Executive terminates his employment with the Company or any affiliated company for Good Reason or during the Window Period subject to Section 13 below .

(i)          Accrued Obligations. The Accrued Obligations are the sum of; (1) the Executive’s Annual Base Salary through the Date of Termination at the rate in effect just prior to the time a Notice of Termination is given; (2) the amount, if any, of any incentive or bonus compensation theretofore earned which has not yet been paid; (3) the product of the Annual Bonus paid or payable, including by reason of deferral or the most recently completed year and a fraction, the numerator of which is the number of days in the current year through the Date of Termination and the denominator of which is 365; and (4) any benefits or awards (including both the cash and stock components) which pursuant to the terms of any plans, policies or programs have been earned or become payable, but which have not yet been paid to the Executive (but not including amounts that previously had been deferred at the Executive’s request, which amounts will be paid in accordance with the Executive’s existing directions). The Accrued Obligations due hereunder will be paid to the Executive in a lump sum cash payment within 30 days after the Date of Termination;

(ii)         Salary Continuance Benefit. The Salary Continuance Benefit is an amount equal to one times the Executive’s Final Compensation. For purposes of this Agreement, “Final Compensation” means the Annual Base Salary in effect at the Date of Termination, and any amount contributed by the Executive during the most recently completed year pursuant to a salary reduction agreement or any other program that provides for pre-tax salary reductions or compensation deferrals. The Salary Continuance Benefit will be paid to the Executive in a lump sum cash payment not later than the 45th day following the Date of Termination.

(iii)        Welfare Continuance Benefit. For 24 months following the Date of Termination, the Executive and his dependents will continue to be covered under all health and dental plans, disability plans, life insurance plans and all other welfare benefit plans (as defined in Section 3(l) of ERISA) (“Welfare Plans”) in which the Executive or his dependents were participating immediately prior to the Date of Termination (the “Welfare Continuance Benefit”). The Company will pay all or a portion of the cost of the Welfare Continuance Benefit for the Executive and his dependents under the Welfare Plans on the same basis as applicable, from time to time, to active employees covered under the Welfare Plans with such payments being made in accordance with the terms of any such Welfare Plan and the Executive will pay any additional costs. If participation in any one or more of the Welfare Plans included in the Welfare Continuance Benefit is not possible under the terms of the Welfare Plan or any provision of law would create an adverse tax effect for the Executive or the Company due to such participation, the Company will provide substantially identical benefits directly or through an insurance arrangement. The Welfare Continuance Benefit as to any Welfare Plan will cease if and when the Executive has obtained coverage under one or more welfare benefit plans of a subsequent employer that provides for equal or greater benefits to the Executive and his dependents with respect to the specific type of benefit. The Executive or his dependents will become eligible for COBRA continuation coverage as of the date the Welfare Continuance Benefit ceases for all health and dental benefits.

(b)         Death. If the Executive dies during the Employment Period, this Agreement will terminate without any further obligation on the part of the Company under this Agreement, other than for the following and subject to Section 13 below: (i) payment of the Accrued Obligations and three months of the Executive’s Base Salary (which shall be paid to the Executive’s beneficiary designated in writing or his estate, as applicable, in a lump sum cash payment within 30 days of the date of death); (ii) the timely payment or provision of the Welfare Continuance Benefit to the Executive’s spouse and other dependents for 24 months following the date of death; and (iii) the timely payment of all death and retirement benefits pursuant to the terms of any plan, policy or arrangement of the Company and its affiliated companies.

(c)         Disability. If the Executive’s employment is terminated because of the Executive’s Disability during the Employment Period, this Agreement will terminate without any further obligation on the part of the Company under this Agreement, other than for the following and subject to Section 13 below: (i) payment of the Accrued Obligations and three months of the Executive’s Base Salary (which shall be paid to the Executive in a lump sum cash payment within 30 days of the Date of Termination); (ii) the timely payment or provision of the Welfare Continuance Benefit for 24 months following the Date of Termination; and (iii) the timely payment of all disability and retirement benefits pursuant to the terms of any plan, policy or arrangement of the Company and its affiliated companies.

(d)         Cause; Other than for Good Reason. If the Executive’s employment is terminated for Cause during the Employment Period, this Agreement will terminate without further obligation to the Executive other than the payment to the Executive of the Annual Base Salary through the Date of Termination, plus the amount of any compensation previously deferred by the Executive, all of which shall be paid as soon as administratively practicable (and within 30 days) after termination of Executive’s employment. If the Executive terminates employment during the Employment Period, excluding a termination either for Good Reason or during the Window Period, this Agreement will terminate without further obligation to the Executive other than for the Accrued Obligations (which will be paid in a lump sum in cash within 30 days of the Date of Termination) and any other benefits to which the Executive may be entitled pursuant to the terms of any plan, program or arrangement of the Company and its affiliated companies.

(e)         Limitation of Benefits. It is the intention of the parties that no payment be made or benefit provided to Executive pursuant to this Agreement that would constitute an “excess parachute payment” within the meaning of Section 280G of the Code and any regulations thereunder, thereby resulting in a loss of an income tax deduction by the Company or the imposition of an Excise Tax on the Executive under Section 4999 of the Code. If the independent accountants serving as auditors for the Company on the date of a Change in Control determine that some or all of the payments or benefits scheduled under this Agreement, as well as any other payments or benefits on a Change in Control, would be non-deductible by the Company under Section 280G of the Code, then the payments scheduled under this Agreement will be reduced to $1.00 less than the maximum amount which may be paid without causing such payment or benefit to be non-deductible. The determination made as to the reduction of benefits or payments required hereunder by the independent accountants shall be binding on the parties. In the event payments and benefits are to be reduced, the Company shall reduce or eliminate the payments and benefits to the Executive by first reducing or eliminating those payments or benefits which are payable in cash and then by reducing or eliminating those payments and benefits which are not payable in cash, in each case in reverse order beginning with payments or benefits which are to be paid or provided the farthest in time from the Change in Control Date. Any reduction pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive’s rights and entitlements to any benefits or compensation.

(i)          If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall so indicate to the Executive in writing.

(ii)         In the event there is an under-payment of the Gross-Up Payment due to the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm will determine the amount of any such under-payment that has occurred and such amount will be promptly paid by the Company to or for the benefit of the Executive. Any payments or reimbursements to or payments on behalf of the Executive shall be paid as provided above but in no event later than the end of the calendar year following the calendar year in which the related taxes are paid.

7.	Binding Agreement; Successors

(a)         This Agreement will be binding upon and inure to the benefit of the Executive (and his personal representative), the Company and any successor organization or organizations which shall succeed to substantially all of the business and property of the Company, whether by means of merger, consolidation, acquisition of all or substantially of all of the assets of the Company or otherwise, including by operation of law.

(b)         The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(c)         For purposes of this Agreement, except as otherwise required by Code Section 409A, the term “Company” includes any subsidiaries of the Company and any corporation or other entity which is the surviving or continuing entity in respect of any merger, consolidation or form of business combination in which the Company ceases to exist.

8.	Fees and Expenses; Mitigation

(a)         The Company will pay or reimburse the Executive, on a current basis, for all costs and expenses, including without limitation court costs and reasonable attorneys’ fees, incurred by the Executive (i) in contesting or disputing any termination of the Executive’s employment or (ii) in seeking to obtain or enforce any right or benefit provided by this Agreement, in each case regardless of whether or not the Executive’s claim is upheld by a court of competent jurisdiction; provided, however, the Executive will be required to repay any such amounts to the Company to the extent that a court issues a final and non-appealable order setting forth the determination that the position taken by the Executive was frivolous or advanced by him in bad faith. In no event shall such reimbursement of legal fees be made later than the end of the year following the year in which Executive incurs the fees.

(b)         The Executive shall not be required to mitigate the amount of any payment the Company becomes obligated to make to the Executive in connection with this Agreement, by seeking other employment or otherwise. Except as specifically provided above with respect to the Welfare Continuance Benefit, the amount of any payment provided for in Section 6 shall not be reduced, offset or subject to recovery by the Company by reason of any compensation earned by the Executive as the result of employment by another employer after the Date of Termination, or otherwise.

9.	No Employment Contract

Nothing in this Agreement will be construed as creating an employment contract between the Executive and the Company prior to Change in Control.

10.	Continuance of Welfare Benefits Upon Death

If the Executive dies while receiving a Welfare Continuation Benefit, the Executive’s spouse and other dependents will continue to be covered under all applicable Welfare Plans during the remainder of the 24-month Coverage Period pursuant to the terms of such applicable Welfare Plan. The Executive’s spouse and other dependents will become eligible for COBRA continuation coverage for health and dental benefits at the end of such 24-month period.

11.	Notice

Any notices and other Communications provided for by this Agreement will be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid (in which case notice will be deemed to have been given on the third day after mailing), or by overnight deliver), by it reliable overnight courier service (in which case notice will be deemed to have been given on the day after delivery to such courier service). Notices to the Company shall be directed to the Secretary of the Company, with a copy directed to the Chairman of the Board of the Company. Notices to the Executive shall be directed to his last known address.

12.	Definition of a Change in Control

(a)         Change in Control. A “Change in Control” means a change in the ownership of the Company, a change in the effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, consistent with and interpreted in accordance with Code Section 409A and regulations issued thereunder, and specifically defined as follows:

(i)          General Rules. In order to constitute a Change in Control as to the Executive, the Change in Control shall relate to:

(A)       The corporation for whom the Executive is performing services at the time of the Change in Control; or

(B)        The corporation that is liable for the payment of the deferred compensation (or all corporations liable for the payment if more than one corporation is liable) but only if either the deferred compensation is attributable to the performance of service by the Executive for such corporation (or corporations) or there is a bona fide business purpose for such corporation or corporations to be liable for such payment and, in either case, no significant purpose of making such corporation or corporations liable for such payment is the avoidance of Federal income tax; or

(C)        A corporation that is a majority shareholder of a corporation identified in either paragraph (A) or (B), or any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending in a corporation identified in either subparagraph (A) or (B) above.

(ii)         Change In Ownership. A change in the ownership of a corporation shall occur on the date that any one person, or more than one person acting as a group, acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation. However, if any person, or more than one person acting as a group, is considered to own more than 50% of the total fair market value or total voting power of the stock of a corporation, then the acquisition of additional stock by the same person or persons shall not be considered to cause a change in the ownership of the corporation (or to cause a change in the effective control of the corporation).

(iii)        Change In Effective Control. Notwithstanding the fact that a corporation has not undergone a change in ownership as described above, a change in the effective control of a corporation shall occur only on the date that either:

(A)       Any one person or more than one person acting as a group acquires (or has acquired during the twelve month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the corporation possessing 30% or more of the total voting power of the stock of such corporation; or

(B)        A majority of members of the corporation’s Board of Directors is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the corporation’s Board of Directors prior to the date of the appointment or election, provided that for purposes of this subparagraph (B), the term “corporation” refers solely to the relevant corporation identified above, for which no other corporation is a majority shareholder.

(iv)        Change In Ownership of Assets. A change in the ownership of a substantial portion of the assets of a corporation shall occur on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the corporation immediately prior to such acquisition or acquisitions. For this purpose, “gross fair market value” shall mean the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

A transfer of assets by a corporation shall not be treated as a change in the ownership of such assets if the assets are transferred to:

(A)       A shareholder of the corporation (immediately before the asset transfer) in exchange for or with respect to its stock; or

(B)        An entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the corporation; or

(C)        A person, or more than one person acting as a group, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the corporation; or

(D)       An entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person who is a “related person” under applicable Treasury Regulations.

There shall be no Change in Control when there is a transfer to an entity that is controlled by the shareholders of the transferring corporation immediately after the transfer.

(b)         Change in Control Date. The Change in Control Date means the first date during the term of the Agreement on which a Change in Control occurs.

13.	Code Section 409A Compliance

(a)         The intent of the parties is that payments and benefits under this Agreement comply with Code Section 409A or comply with an exemption from the application of Code Section 409A and, accordingly, all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A.

(b)         Neither the Executive nor the Company shall take any action to accelerate or delay the payment of any monies and/or provision of any benefits in any matter which would not be in compliance with Code Section 409A (including any transition or grandfather rules thereunder).

(c)         A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the form or timing of payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” (within the meaning of Code Section 409A) and, for purposes of any such provision of this Agreement under which (and to the extent) deferred compensation subject to Code Section 409A is paid, references to a “termination” or “termination of employment” or like references shall mean separation from service. If the Executive is deemed on the date of separation from service with the Company to be a “specified employee”, within the meaning of that term under Code Section 409A(a)(2)(B) and using the identification methodology selected by the Company from time to time, or if none, the default methodology, then with regard to any payment or benefit that is required to be delayed in compliance with Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of the Executive’s separation from service or (ii) the date of the Executive’s death. In the case of benefits, however, the Executive may pay the cost of benefit coverage, and thereby obtain benefits, during such six month delay period and then be reimbursed by the Company thereafter when delayed payments are made pursuant to the next sentence. On the first day of the seventh month following the date of the Executive’s separation from service or, if earlier, on the date of the Executive’s death, all payments delayed pursuant to this Section 7(c) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(d)         With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect. All reimbursements shall be reimbursed in accordance with the Company’s reimbursement policies but in no event later than the calendar year following the calendar year in which the related expense is incurred.

(e)         If under this Agreement, an amount is to be paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment.

(f)          When, if ever, a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within ten (10) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(g)         Notwithstanding any of the provisions of this Agreement, the Company shall not be liable to the Executive if any payment or benefit which is to be provided pursuant to this Agreement and which is considered deferred compensation subject to Section 409A otherwise fails to comply with, or be exempt from, the requirements of Code Section 409A.

14.	Confidentiality

The Executive will hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies and their respective businesses, which was obtained by the Executive during the Executive’s employment by the Company or any of its affiliated companies and which will not be or become public knowledge. After termination of the Executive’s employment with the Company, the Executive will not, without the prior written consent of the Company or except as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 13 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

15.	Miscellaneous

No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, modification, waiver or discharge is agreed to in a writing signed by the Executive and the Chairman of the Board or President of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

16.	Governing Law

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Virginia.

17.	Validity

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by Citizens Bank and Trust Company by its duly authorized officer, and by the Executive, as of the date first above written.

CITIZENS BANK AND TRUST COMPANY

By:
Joseph D. Borgerding, President and CEO

By:
Ronald E. Baron, CFO

By:
Roy C. Jenkins, Jr.
Chairman of the Board of Directors

EXECUTIVE: